Consent of Independent Registered Public Accounting Firm


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 19, 2004, relating to the financial statements and financial highlights, which appear in the September 30, 2004 Annual Reports to Shareholders of Sanford C. Bernstein Fund, Inc. and Sanford C. Bernstein Fund II, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Custodian, Transfer Agent, Counsel, Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
April 25, 2005